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                                                                   EXHIBIT 10.17

                             AMENDMENT NO. 2 TO THE
               STATE STREET CORPORATION 1997 EQUITY INCENTIVE PLAN

Amendment No. 2 to the State Street Corporation 1997 Equity Incentive Plan (the "Plan").

                                     RECITAL

The Executive Compensation Committee of the Board of Directors has approved the following amendments to the Plan:

         1. Clause (a) of the second paragraph of Section 2 of the Plan is amended and clarified, effective as of the original effective date of the Plan, to read as follows: "(a) grant Awards to such eligible persons and at such time or times as it may choose;"


         2. Section 2 of the plan, is further amended, as of the date set forth below, by adding thereto the following new paragraph:

                  "The Committee may delegate to any officer or officers of the Corporation the authority to exercise the authority described at clauses (a) through (g) of the preceding paragraph with respect to any Award to a person who at the time of the Award is not and in the reasonable determination of the officer or officers exercising such authority with respect to such Award is not expected to be an executive officer of the Company or a person otherwise described in Section 162 (m) (3) of the Code or the regulations thereunder."

         3. Except as amended above, the Plan remains in full force and effect.


IN WITNESS WHEREOF, State Street Corporation has caused this instrument of amendment to be executed by its duly authorized officer this 3rd day of March, 1998.


                                            STATE STREET CORPORATION



                                            By:     /s/ Trevor Lukes



                                            Name:   Trevor Lukes



                                            Title:  Senior Vice President